UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 6, 2009

WINDSWEPT ENVIRONMENTAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17072	11-2844247
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

895 Waverly Avenue, Holtsville, New York	11706
(Address of Principal Executive Offices)	(Zip Code)

(631) 289-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 8.01 below.

Item 8.01	Other Events.

On February 6, 2009, Windswept Environmental Group, Inc. (the “Company”) received notification from its secured lenders that, in view of the Company’s defaults, they were accelerating the payment on their loans.  These loans are in the current approximate aggregate principal amount of $5,908,000.

Prior thereto, the Company sought to obtain financing and potentially pay off its secured loans.  Negotiations with one possible financing source were terminated by such financing source and no additional sources of capital were located.  In view of the Company’s current inability to pay its expenses as they become due and to pay the secured loans, the Company has terminated operating activities except insofar as to collect receivables, liquidate all assets and pay (i) accrued payroll (and related taxes), (ii) its secured lenders and, (iii) to the extent applicable, taxing authorities.  As a result, it is anticipated that no assets will be available for distribution to stockholders.

On February 6, 2009, Dr. Kevin Phillips resigned as a director of the Company, on February 12, 2009, Anthony P. Towell resigned as a director of the Company and on February 13, 2009, Arthur J. Wasserspring resigned as Chief Financial Officer of the Company.  Messrs. Phillips and Towell were also members of the Audit and Compensation Committees of the Board.  Jeffrey Micheli remains an officer and director of the Company and all employees of the Company have been terminated.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINDSWEPT ENVIRONMENTAL GROUP, INC.

Date: February 17, 2009	By:	/s/ Jeffrey Micheli
Jeffrey Micheli
President

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